UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
December 13, 2006

Date of Report (Date of earliest event reported)
OSI PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15190	13-3159796

(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
41 Pinelawn Road
Melville, NY 11747
(Address of principal executive offices)
(631) 962-2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address,

if changed since last report.)
Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 Costs Associated with Exit or Disposal Activities.
     On November 8, 2006, OSI Pharmaceuticals, Inc. (“OSI”) filed a Current Report on Form 8-K (the “Initial Form 8-K”) regarding its decision to exit its eye disease business and indicated that it expected to incur costs in connection with the exit of the eye disease business, including costs related to employee severance and the consolidation of facilities. At that time, OSI was unable to make a good faith determination of an estimate or range of estimates of the costs expected to be incurred in connection with this exit as required by Item 2.05 of Form 8-K.
     OSI is filing this Form 8-K/A to amend the Initial Form 8-K to update the disclosure therein under Item 2.05. On December 13, 2006, the Board of Directors approved OSI’s plan for exiting the eye disease business and re-scaling other OSI operations consistent with the streamlining of the overall business as a result of the decision to divest its eye disease business. These initiatives are expected to be completed within the next five to seven months. OSI estimates that it will record total charges of approximately $12 million to $15 million before taxes, including approximately $8 million to $11 million of employee severance charges. The higher estimate for employee severance includes severance amounts for all of the employees currently associated with OSI’s eye disease business and assumes that no such OSI employees will be offered continued employment by the ultimate acquirer of the business. The remaining charges relate to the exit of facilities leases, certain asset write-offs and the acceleration of depreciation. Substantially all of these charges will result in future cash expenditures, the majority of which will occur in 2006 and 2007.
     As OSI completes its exit of the eye disease business, the final charges may differ from these estimates.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI PHARMACEUTICALS, INC.
Date: December 19, 2006	By:	Barbara A. Wood
Barbara A. Wood
Vice President, General Counsel and Secretary